Exhibit 99.1
1600 West Merit Parkway South Jordan, UT 84095
Telephone: 801-253-1600 Fax: 801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	November 10, 2011

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

Merit Medical Announces
Appointment of Two Directors

SOUTH JORDAN, Utah, Nov 10, 2011 -- Merit Medical Systems, Inc. (Nasdaq:MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced that it has appointed A. Scott Anderson and Nolan E. Karras to serve as directors of the Company.
Anderson is the President and Chief Executive Officer of Zions First National Bank, a leading commercial bank in the Intermountain area. Anderson received a bachelor's degree in philosophy and economics from Columbia University and a master's degree in economics and international studies from Johns Hopkins University. He also serves on the Board of Directors of Intermountain Healthcare, one of the leading healthcare providers in the United States.
Karras is the Chairman and Chief Executive Officer of The Karras Company, Inc., an investment advisory firm, and a licensed Certified Public Accountant. He has previously served as a member of both the audit committee and compensation committee of PacifiCorp and Scottish Power. Karras received a bachelor's degree from Weber State University and an MBA from the University of Utah. He is currently a member of the Utah State Board of Regents and the Hospital Board of the University of Utah.
"We are pleased to have these well-respected and experienced businessmen on Merit's board," said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. "Our efforts to address the complexities of worldwide trade and regulatory requirements will be well-served with the experience and depth of these individuals. Their collective experience will be valuable in our efforts to strengthen the oversight of the business during this period of strong expansion both domestically and internationally."
ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 160 individuals. Merit employs approximately 2,350 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income or other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2010. Such risks and uncertainties include risks relating to product recalls and product liability claims; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions, including the BioSphere acquisition; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2010 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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